EXHIBIT 23.1


MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ________________________
      PCAOB REGISTERED





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use, in the statement on Form 10K of Techs Loanstar, Inc. of our report dated June 26, 2009 on our audit of the financial statements of Techs Loanstar, Inc. as of April 30, 2009 and 2008, and the related statements of operations, stockholders' equity and cash flows for the years then ended, and from inception on April 7, 2006 through April 30, 2009, and the reference to us under the caption "Experts."









/s/ MOORE & ASSOCIATES, CHARTERED

Moore & Associates Chartered
Las Vegas, Nevada
July 15, 2009








  6490 WEST DESERT INN RD, LAS VEGAS, NV 89146 (702)253-7499 FAX (702)253-7501